Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the inclusion in this Registration Statement on Form S-8 of our report dated January 12, 2018, on Stone Energy Corporation’s estimated quantities of proved oil and gas reserves and present values thereof as of December 31, 2017, included in or made a part of the Annual Report on Form 10-K of Stone Energy Corporation for the year ended December 31, 2017, incorporated by reference in the Registration Statement on Form S-4 of Talos Energy Inc. (formerly Sailfish Energy Holdings Corporation) (File No. 333-222341), as amended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement on Form S-4 of Talos Energy Inc., as amended, incorporated by reference in this Registration Statement on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

May 18, 2018

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